Exhibit 99.1

October 15, 2003

News Release

Source: EnXnet, Inc.

EnXnet, Inc. Announces Patent Pending "EnXCase" Development

Tulsa, Okla-(BUSINESS WIRE)-October 15, 2003-EnXnet, Inc. (OTCBB:EXNT-news) EnXnet, Inc. announces today the issuance of a patent pending on their premier DVD/CD case. This new DVDPlus case, "EnXCase", combines two distinct features. The outer styling of the case has the unique feature of a rounded top, much like that of a Wurlitzer jukebox. The second being a theft deterrent ring found within the inner structure of the EnXCase.

Ryan Corley, President of Enxnet had this to say, "With our introduction of the DVDPlus through our marketing associates OneDisc Technologies to the entertainment industry, we were driven to develop a case that would make DVDPlus stand out to the consumer in the retail market. When we introduced the EnXCase design to Mr. Dieter Dierks, founder of the DVDPlus, he was so pleased with the product that he has requested that the vast majority of DVDPlus be shipped in the new packaging worldwide." Mr. Dierks had this to say, "This new packaging will allow the consumer to differentiate the DVDPlus product from standard DVD's and CD's."

"Along with allowing the consumer to distinguish the DVDPlus product from a standard DVD or CD, we have engineered into our product a theft deterrent ring," said Mark Pempsell, National Marketing Director at EnXnet, Inc. He went on to say, "The theft amount of DVD's and CD's at the retail level is a constant problem. The EnXCase is a perfect enhancement to DSTag, our security product. The theft deterrent feature of the EnXCase means a thief will now have to destroy the case in an attempt to extract the disc."

Last year alone over 803 million music CD's were sold in North America. Realizing their potential worldwide market share of DVDPlus, EnXnet, Inc. has taken great steps to differentiate the case from others. With this new EnXCase, a customer will be able to visit a retail outlet and, with little effort, locate DVDPlus with ease. Furthermore, in keeping with EnXnet's commitment to bring products to market that will assist the industry in combating the increased threat of optical disc theft, EnXCase fills the void in that arena.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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Contact:

Ryan Corley
EnXnet, Inc.
1723 S. Boston Ave.
Tulsa, OK 74119
918-592-0015
Fax: 918-592-0016
investor@enxnet.com